Exhibit 99.1

Contact:

John Luttrell

EVP & CFO

(949) 699-3918

THE WET SEAL, INC. ANNOUNCES

PROMOTION OF GARY WHITE TO CHIEF OPERATING OFFICER

FOOTHILL RANCH, CA, April 10, 2006 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced that Gary White has been promoted to Chief Operating Officer of the Corporation.

Mr. White joined the Company in July 2004 as Senior Vice President of Sales and Operations for the Wet Seal division and was subsequently promoted to Executive Vice President of the Corporation. In his new position, Mr. White will have responsibility for all field operations in both the Arden B and Wet Seal divisions, construction and development, real estate, and purchasing.

According to Joel N. Waller, chief executive officer of The Wet Seal, Inc.: “Gary has been a major contributor to the recent business success at Wet Seal, and as Chief Operating Officer he will play a major role in the successful implementation of our store growth strategy in fiscal 2006 and beyond.”

With over 30 years in the retail industry, Mr. White has held prior positions as the CEO of Savers Inc. and Gymboree Corporation, Executive Vice President of Stores and Operations for Mervyn’s Stores and Vice President of West Coast Stores for Target, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 400 stores in 46 states, the District of Columbia and Puerto Rico, including 308 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.